Exhibit 99.1

Dear Valued Partner,

I am reaching out with some exciting news. Recently, we announced that Inari is being acquired by Stryker. You can read the press release we issued announcing the transaction here.

We believe that combining Inari’s world-class VTE treatments with Stryker’s capabilities and global footprint will allow us to build on our momentum, enter new markets and further impact patients. Together, we will be better positioned to accelerate the development of innovative new solutions and impact more patients around the world. Our partners are important to our ability to deliver on our mission, and we expect to find new ways to work together as we grow our business with Stryker.

While today’s announcement is an important milestone for our company, it is only the first step in our work to become part of Stryker. Until the transaction closes, which we expect to occur in the first quarter of 2025, subject to customary closing conditions, Inari remains an independent company and we are operating business as usual. This means there are no near-term changes to our existing contracts or how we work with you.

We are focused on executing a smooth transition for all of our stakeholders.

On behalf of the entire Inari team, thank you for your continued partnership.

Sincerely,

Michael Daw

Sr. Director, Supply Chain

Inari Medical

Forward-Looking Statements

This communication may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Inari and members of its management team. Forward-looking statements may include, without limitation, statements about the closing of the proposed acquisition of Inari and the expected benefits of such transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inari’s stockholders will tender their stock in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived on the anticipated timeframe or at all, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of Inari’s control; transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Inari’s periodic and other reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

All forward-looking statements contained in this communication are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Inari nor is it a substitute for any tender offer materials that Stryker Corporation (“Parent”), Eagle 1 Merger Sub, Inc. or Inari will file with the U.S Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of Inari will be made only pursuant to an offer to purchase and related materials that Parent intends to file with the SEC. At the time the tender offer is commenced, Parent will file a Tender Offer Statement on Schedule TO with the SEC, and Inari will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. INARI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Inari at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Parent or Inari. Copies of the documents filed with the SEC by Inari will be available free of charge under the “Company Information—Investors” section of Inari’s website at inarimedical.com.

Inari files annual, quarterly and current reports, proxy statements and other information with the SEC. Inari’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.